Exhibit 99.8

Sep 07, 2010 11:34 ET

Trudy Corporation Announces Closing of Acquisition by MMAC, LLC of Substantially All the Assets of Trudy Corporation

NORWALK, CT--(Marketwire - September 7, 2010) - Trudy Corporation (OTCBB: TRDY) announced today that it had closed its previously announced transaction and sold substantially all of its assets to MMAC, LLC, which also assumed certain liabilities of Trudy.

The assets sold consisted of Trudy’s on-going business as a publisher of children’s educational story and novelty books, audiobooks and plush toys. It conducted business principally under its tradenames of Soundprints, Studio Mouse and Music for Little People.

MMAC assumed substantially all of the secured and unsecured liabilities of Trudy, including loans from an affiliate of MMAC to Trudy in the principal amount of $545,000 and with the exception of $2.7 million of personal debt owed to a principal shareholder and Chairman of Trudy, William W. Burnham.

In consideration of the sale of substantially all of its assets, Trudy will receive upon the completion of the final calculation of the net asset value of Trudy (estimated to be completed approximately 90-120 days from the closing) an equity interest in MMAC, estimated to be in the range of 4.75%. In view of the initial determination at closing of Trudy’s net asset value, under the terms of the purchase agreement, the previously announced note from MMAC to Trudy in the principal amount of $225,000 was not issued.

Upon determination of the final percentage equity interest, MMAC will transfer such equity to Trudy which will then transfer it to Mr. Burnham in consideration of the cancellation by Mr. Burnham of the $2.7 million of personal debt owed by Trudy to Mr. Burnham. Excepted from cancellation is $50,000 of debt owed to Mr. Burnham which will remain outstanding and which will be repaid to Mr. Burnham one year following the closing if and to the extent Trudy has not spent the $50,000 of cash it will retain at the closing for general corporate purposes.

Under the terms of the purchase agreement and in accord with the initial net asset value of Trudy, Mr. Burnham made a capital contribution to MMAC in the form of cash and a note.

Holders of Trudy’s common stock did not receive any payment or distribution with respect to their shares pursuant to the sale.

MMAC entered into a new four year lease with Noreast Management, a company which is 91% owned by Mr. Burnham, for Trudy’s current headquarters on substantially the same terms as the current lease with Trudy.

Ashley Andersen Zantop, former CEO and President of Trudy, Fell Herdeg, former CFO, and Mr. Burnham, Chairman and former Director of Corporate Development of Trudy, have been retained as employees by MMAC on substantially the same terms as their current employment with Trudy. Ms. Andersen Zantop will serve as President and CEO of MMAC, Mr. Herdeg will serve as CFO and Mr. Burnham will serve as Director of Corporate Development. In addition, Mr. Burnham and Ms. Andersen Zantop will join the Board of Directors of MMAC.

Trudy’s senior management will review and, when appropriate, will recommend to its Board of Directors that either Trudy dissolve or enter into a transaction whereby the Trudy corporate shell may be sold. There is no assurance that a sale of the shell can be arranged.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-KSB for the year ended March 31, 2010, as filed with the Securities and Exchange Commission.

SOURCE: Trudy Corporation
Contact Information:
Fell Herdeg
1-800.228.7839 X 119
Email Contact
Web Site: www.Musicforlittlepeople.com; www.soundprints.com